Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Jennifer Beatty

Vice President, Investor Relations

314/994-2781

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports Third Quarter 2013 Results

Liquidity increases to $1.6 billion with sale of Canyon Fuel thermal assets

Strong 3Q13 cost performance leads to 2013 annual cost guidance reduction

	Earnings Highlights
	Quarter Ended		Nine Months Ended
In $ millions, except per share data	9/30/13	9/30/12	9/30/13	9/30/12
Revenues (1)	$791.3	$975.2	$2,295.0	$2,901.1
Income (Loss) from Operations (1)	(234.8)	119.2	(322.5)	(449.9)
Net Income (Loss) (2)	(128.4)	45.8	(270.6)	(388.5)
Diluted EPS/LPS	(0.61)	0.22	(1.28)	(1.83)
Adjusted Net Income (Loss) (2),(3)	(1.8)	41.8	(134.1)	12.0
Adjusted Diluted EPS/LPS (3)	(0.01)	0.20	(0.63)	0.06
Adjusted EBITDA (3)	$193.4	$256.5	$387.6	$617.3

(1) Excludes discontinued operations.

(2) Net income (loss) attributable to ACI.

(3) Defined and reconciled under “Reconciliation of non-GAAP measures.”

ST. LOUIS, Oct. 29, 2013 — Arch Coal, Inc. (NYSE: ACI) today reported a net loss of $128.4 million, or $0.61 per diluted share, in the third quarter of 2013. Excluding non-cash accretion of acquired coal supply agreements and asset impairment costs, Arch’s third quarter 2013 adjusted net loss was $1.8 million, or $0.01 per diluted share. In the third quarter of 2012, the company reported adjusted net income of $41.8 million, or $0.20 per diluted share.

Revenues totaled $791.3 million in the third quarter of 2013 on modestly higher sales volumes than in the year-ago period. Arch generated adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) of $193.4 million in the third quarter of 2013 compared with $256.5 million in the prior-year period. Third quarter 2013 results include a $115.7 million pre-tax gain from the sale of the company’s Canyon Fuel assets, and exclude non-cash, asset impairment charges of $200.4 million. In the third quarter of 2012, results included an $80 million benefit from the reversal of a previously recorded legal contingency.

“Arch is successfully navigating challenging global coal markets by controlling costs and capital spending and effectively managing liquidity,” said John W. Eaves, Arch’s president and chief executive officer.  “From an operational perspective, we are pleased to have delivered the best cost performance in the Powder River Basin since 2010. We also significantly enhanced our financial flexibility with the Canyon Fuel sale — and ended September with $1.4 billion in cash.”

For the first nine months of 2013, Arch generated adjusted EBITDA of $387.6 million compared with $617.3 million in the prior-year period. Revenues declined to $2.3 billion for the nine months ended Sept. 30, 2013, largely due to lower metallurgical coal revenues versus the prior-year period. Year-to-date in 2013, Arch recorded a free cash outflow of $36.6 million, as cash from operations totaled $186.6 million and capital expenditures equaled $223.2 million.

As of Sept. 30, 2013, Arch had a total liquidity position of $1.6 billion, with roughly $1.4 billion of that total in the form of cash and short-term investments. The company had no borrowings under its revolving credit facility at the end of the third quarter, and has no debt maturities until August 2016.

“We are re-aligning our portfolio to focus on those core assets with the best long-term value and growth potential, particularly the Powder River Basin thermal franchise and the Appalachian metallurgical coal platform,” said Eaves. “To that end, we’re making steady progress on the Leer mine development, and expect the longwall to begin operation in December.”

Key Developments

Arch completed the sale of its Canyon Fuel subsidiary on Aug. 16, 2013, and received net cash proceeds of $423 million. The sale included the Sufco and Skyline longwall mines and the Dugout Canyon continuous miner operation as well as a total of 105 million tons of coal reserves in Utah.

Arch also recorded asset impairment charges of $200.4 million in the third quarter of 2013. The charges primarily relate to the reduction in the carrying value of the Hazard thermal mining complex in eastern Kentucky due to ongoing weak thermal market conditions in Appalachia, as well as the write down of an equity investment in a coal conversion project. These charges have no impact on the company’s cash flows, financial maintenance covenant calculations or ongoing business operations.

In October 2013, Arch entered into an agreement with Patriot Coal (“Patriot”) that is subject to approval by the bankruptcy court and contingent upon Patriot’s exit from bankruptcy. Under this agreement, Arch will acquire the Guffey reserve property from Patriot for $16 million. The metallurgical reserves are owned in-fee, are contiguous to Arch’s Tygart Valley reserves and the Leer mine, and are comparable in quality to Leer’s high-volatile “A” coking coal. The addition of these reserves will enable Arch to recover up to an incremental 8 million tons of metallurgical coal at the Leer mine, thereby extending the estimated mine life by nearly three years. The agreement also resolves all pending and potential legal claims with Patriot related to Arch’s sale of coal companies to Magnum Coal Company, a subsidiary of ArcLight Capital Partners LLC, in 2005 and the subsequent purchase of those companies by Patriot in 2008. During the third quarter, Arch recorded a $5 million accrual for this legal settlement.

“As part of our effort to re-align the asset portfolio, Arch continues to execute its plan to divest non-core assets and reserves, idle operations or trim production in response to market conditions, and concentrate on core operations that will drive our profitability as coal markets improve,” said Eaves. “We are also pursuing value-enhancing growth initiatives in our strategic areas of focus. One such example is the Guffey acquisition, which represents a unique, synergistic, bolt-on opportunity that extends the reserves and mine life at Leer, one of our key metallurgical coal operations.”

Core Values

During the third quarter of 2013, seven of Arch’s operations and facilities attained A Perfect Zero — a dual accomplishment of operating without a single environmental violation or reportable safety incident. Arch’s efforts will be honored with two national safety awards for exemplary 2012 safety achievements. In addition, several of the company’s subsidiaries reached new safety milestones during the three months ended Sept. 30, 2013. In August, the Coal Creek mine in Wyoming and the Hazard complex in Kentucky each completed 1 million employee hours without a lost-time incident. In September, the West Elk mine in Colorado achieved 2 million employee hours without a lost-time incident.

“Our employees continue to live Arch’s core values by achieving new safety milestones and remaining committed to our ultimate goal of A Perfect Zero across all operations,” said Paul A. Lang, Arch’s executive vice president and chief operating officer. “We want to achieve continuous improvement in mine safety, and operate as a responsible energy company with strong safety and environmental performance records every year.”

Operational Results

“As our third quarter results demonstrate, we remain focused on controlling costs across our operating platform,” said Lang. “Higher shipment levels and strong cost control in the third quarter led to the best cost-per-ton performance in 10 consecutive quarters in the Powder River Basin; and our ongoing success in that area has allowed us to lower our full year 2013 cost guidance again in key operating regions.”

	Arch Coal, Inc.
	3Q13	2Q13	3Q12

Tons sold (in millions)	38.3	35.0	37.5
Average sales price per ton	$19.54	$22.34	$25.57
Cash cost per ton	$16.51	$18.57	$20.16
Cash margin per ton	$3.03	$3.77	$5.41
Total operating cost per ton	$19.37	$21.90	$23.50
Operating margin per ton	$0.17	$0.44	$2.07

Consolidated results may not tie to regional breakout due to exclusion of other assets, rounding.

Operating results include Canyon Fuel subsidiary through transaction close.

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

For a description of adjustments, refer to the regional schedule at http://investor.archcoal.com

Compared with the second quarter of 2013, consolidated cash margin per ton declined in the third quarter, mainly due to a larger percentage of Powder River Basin coal in Arch’s overall volume mix. The decline in average sales price per ton was partially offset by a decrease in consolidated cash cost per ton, due to higher sales volume and strong cost control in Arch’s western operations.

	Powder River Basin
	3Q13	2Q13	3Q12

Tons sold (in millions)	31.5	27.1	27.7
Average sales price per ton	$12.26	$12.56	$13.79
Cash cost per ton	$10.20	$10.47	$10.92
Cash margin per ton	$2.06	$2.09	$2.87
Total operating cost per ton	$11.68	$12.02	$12.51
Operating margin per ton	$0.58	$0.54	$1.28

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

In the Powder River Basin, third quarter 2013 cash margin declined to $2.06 per ton. Average sales price declined $0.30 per ton versus the second quarter, on lower pricing on export and market-based tons shipped in the quarter just ended. This decline in pricing was mostly offset by a 3 percent decrease in cash cost per ton over the same time period, reflecting continued strong cost containment efforts and the impact of increased volume levels.

	Appalachia
	3Q13	2Q13	3Q12

Tons sold (in millions)	3.3	4.0	4.7
Average sales price per ton	$73.71	$74.18	$83.84
Cash cost per ton	$67.99	$65.70	$69.19
Cash margin per ton	$5.72	$8.48	$14.65
Total operating cost per ton	$82.03	$79.56	$82.41
Operating margin per ton	$(8.32)	$(5.38)	$1.43

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

In Appalachia, Arch earned a cash margin of $5.72 per ton in the third quarter of 2013 versus $8.48 per ton in the second quarter. Third quarter 2013 sales volumes declined moderately versus the second quarter, partly reflecting lower metallurgical coal production at Mountain Laurel due to less favorable mining conditions that are expected to normalize by 2014. Average sales price per ton decreased over the same time period, due to a smaller percentage of metallurgical coal in the company’s regional volume mix. Cash cost per ton increased 3.5 percent in the third quarter of 2013 versus the prior-quarter period, mainly driven by the impact of lower volume levels.

	Bituminous Thermal
	3Q13	2Q13	3Q12

Tons sold (in millions)	3.5	3.8	5.2
Average sales price per ton*	$33.74	$36.92	$36.18
Cash cost per ton*	$24.49	$26.20	$25.48
Cash margin per ton	$9.25	$10.72	$10.70
Total operating cost per ton*	$29.17	$31.00	$29.30
Operating margin per ton	$4.57	$5.92	$6.88

*Sales prices and costs in the region are presented f.o.b. point for domestic customers.

Operating results include Canyon Fuel subsidiary through transaction close.

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

Arch’s newly designated Bituminous Thermal segment includes assets in Colorado and Illinois as well as partial quarter results for recently divested assets in Utah. Arch recorded a cash margin of $9.25 per ton in the third quarter of 2013 compared with $10.72 per ton in the second quarter. Sales volumes decreased slightly over the same time period, reflecting the sale of the Canyon Fuel assets on Aug. 16, 2013. Average sales price per ton declined moderately versus the second quarter, largely due to lower pricing on export tons. Partially offsetting that price decline was a 7 percent decrease in the cash cost per ton, driven by a solid operational performance at the West Elk mine and the divestiture of the Canyon Fuel operations.

Market Trends

Arch believes coal markets are poised to improve, as evidenced by the following trends:

•                  While U.S. power demand has declined slightly through August 2013 and natural gas prices have averaged approximately $3.65 per million Btu, U.S. coal demand for power generation has increased by more than 30 million tons for the first eight months of the year. Currently, the natural gas forward price curve is well above this average, suggesting that western coals will remain competitively priced for power generation for the foreseeable future.

•                  Since the second quarter of 2013, U.S. production declines have accelerated in Appalachia and Arch expects production in that region to decline to 130 million tons for full year 2013. This decline would represent a loss of more than 50 million Appalachian tons since 2010. Arch also expects 2013 coal production in the largest supply region, the Powder River Basin, to remain flat or even decline modestly versus last year’s levels.

•                  Coal stockpiles at U.S. power generators have declined by more than 25 million tons since the beginning of 2013, and continued to liquidate in September, a month in which stockpiles have traditionally increased. Arch estimates that customer stockpiles could end 2013 at around 150 million tons, which should help set the stage for a more balanced U.S. thermal market going forward.

•                  Metallurgical markets remain weak, due to excess global supply and continued softness in European steel demand. However, external forecasts project continued steel production growth in Asia and North America as well as stabilization in Europe in 2014. A continued rebound in coking coal demand, along with global production curtailments and delayed mining capital investments, should tighten metallurgical markets in the future.

•                  U.S. coal exports remain sizable, totaling 80 million tons year-to-date through August, despite some slowing in the second half of 2013. Arch predicts that U.S. coal exports should reach 105 million to 110 million tons for full year 2013, and the company believes that longer-term growth prospects remain bright.

Company Outlook

For 2013, Arch now expects thermal sales volumes to be in the range of 134 million to 137 million tons. The company has lowered its metallurgical sales expectations, and now expects to ship between 6.9 million and 7.3 million tons into coking coal and pulverized coal injection (PCI) markets during 2013.

“We have reduced our sales volume expectations for coking and PCI coal in 2013 due to a combination of events,” said Eaves. “Of note, we have recently shifted some personnel from our Sentinel mine to Leer in anticipation of the longwall start-up in December. We have also opportunistically sold some PCI-quality coal into the industrial market. And, we have deferred some previously contracted tons into 2014 due to a force majeure event with a customer.”

For 2013, Arch has reduced its annual cash cost per ton guidance range for both the Powder River Basin and Appalachia. The company also has lowered its guidance range for general and administrative expenses and further tightened its range for capital expenditures in 2013.

“We remain focused on those factors and dynamics within our control to position Arch for a future market rebound,” added Eaves. “We have curtailed capital spending, cut costs and expenses, and further streamlined our diversified asset portfolio. We have also significantly increased our liquidity, and we have an ample cash position to weather the current market.”

	2013						2014
	Tons			$ per ton			Tons	$ per ton
Sales Volume (in millions tons)
Thermal	134.0	-	137.0
Met	6.9	-	7.3
Total	140.9	-	144.3

Powder River Basin
Committed, Priced			114.1			$12.55	83.7	$13.31
Committed, Unpriced			1.5				9.0
Total Committed			115.6				92.7
Average Cash Cost				$10.40	-	$10.60

Appalachia
Committed, Priced Thermal			7.6			$61.77	4.3	$57.75
Committed, Unpriced Thermal			—				0.3
Committed, Priced Metallurgical			6.7			$88.95	0.5	$96.40
Committed, Unpriced Metallurgical			0.2				0.7
Total Committed			14.5				5.8
Average Cash Cost				$65.00	-	$69.00

Bituminous Thermal
Committed, Priced			7.9			$33.23	3.1	$38.50
Committed, Unpriced			0.5				0.2
Total Committed			8.4				3.3
Average Cash Cost				$23.50	-	$25.50

Corporate (in $ millions)
D,D&A				$420	-	$450
S,G&A				$126	-	$130
Interest Expense				$370	-	$375
Capital Expenditures				$290	-	$300

A conference call regarding Arch Coal’s third quarter 2013 financial results will be webcast live today at 10 a.m. Eastern time. The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers in 25 countries on five continents. Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation. The company controls more than 5 billion tons of high-quality metallurgical and thermal coal reserves, with access to all major railroads, inland waterways and a growing number of seaborne trade channels. For more information, visit www.archcoal.com.

Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Unaudited)

Revenues	$791,269	$975,170	$2,294,971	$2,901,092

Costs, expenses and other operating
Cost of sales	688,712	808,489	1,994,653	2,414,306
Depreciation, depletion and amortization	106,323	118,942	327,601	374,631
Amortization of acquired sales contracts, net	(2,568)	(4,093)	(7,587)	(22,561)
Change in fair value of coal derivatives and coal trading activities, net	9,753	5,840	2,053	(29,827)
Asset impairment and mine closure costs	200,397	(2,144)	220,879	523,439
Goodwill impairment	—	—	—	115,791
Legal contingencies	—	(79,532)	—	(79,532)
Selling, general and administrative expenses	28,800	33,266	96,311	99,305
Other operating income, net	(5,395)	(24,840)	(16,476)	(44,606)
	1,026,022	855,928	2,617,434	3,350,946

Income (loss) from operations	(234,753)	119,242	(322,463)	(449,854)

Interest expense, net
Interest expense	(95,624)	(75,710)	(285,454)	(229,210)
Interest and investment income	697	1,459	4,749	3,568
	(94,927)	(74,251)	(280,705)	(225,642)

Other nonoperating expense
Net loss resulting from early retirement and refinancing of debt	—	—	—	(19,042)

Income (loss) from continuing operations before income taxes	(329,680)	44,991	(603,168)	(694,538)
Provision for (benefit from) income taxes	(121,913)	20,318	(230,734)	(262,656)
Income (loss) from continuing operations	(207,767)	24,673	(372,434)	(431,882)
Income from discontinued operations, net of tax	79,404	21,078	101,816	43,618
Net income (loss)	(128,363)	45,751	(270,618)	(388,264)
Less: Net income attributable to noncontrolling interest	—	—	—	(268)
Net income (loss) attributable to Arch Coal, Inc.	$(128,363)	$45,751	$(270,618)	$(388,532)

Income (loss) from continuing operations
Basic EPS - Income (loss) per common share	$(0.98)	$0.12	$(1.76)	$(2.04)
Diluted EPS - Income (loss) from continuing operations	$(0.98)	$0.12	$(1.76)	$(2.04)

Net income (loss) attributable to Arch Coal, Inc.
Basic EPS - Net income (loss) per common share	$(0.61)	$0.22	$(1.28)	$(1.83)
Diluted EPS - Net income (loss) attributable to Arch Coal, Inc.	$(0.61)	$0.22	$(1.28)	$(1.83)

Basic weighted average shares oustanding	212,111	212,053	212,085	211,931
Diluted weighted average shares outstanding	212,111	212,076	212,085	211,931

Dividends declared per common share	$0.03	$0.03	$0.09	$0.17

Adjusted EBITDA (A)	$193,384	$256,511	$387,563	$617,259
Adjusted diluted income (loss) per common share (A)	$(0.01)	$0.20	$(0.63)	$0.06

(A) Adjusted EBITDA and Adjusted diluted income (loss) per common share are defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,133,128	$784,622
Restricted cash	—	3,453
Short term investments	248,724	234,305
Trade accounts receivable	190,723	247,539
Other receivables	24,116	84,541
Inventories	287,409	365,424
Prepaid royalties	8,350	11,416
Deferred income taxes	67,381	67,360
Coal derivative assets	22,836	22,975
Other	46,972	92,469
Total current assets	2,029,639	1,914,104

Property, plant and equipment, net	6,778,225	7,337,098

Other assets
Prepaid royalties	85,001	87,773
Goodwill	265,423	265,423
Equity investments	223,554	242,215
Other	149,613	160,164
Total other assets	723,591	755,575
Total assets	$9,531,455	$10,006,777

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$207,273	$224,418
Coal derivative liabilities	421	1,737
Accrued expenses and other current liabilities	349,033	318,018
Current maturities of debt	23,050	32,896
Total current liabilities	579,777	577,069
Long-term debt	5,074,384	5,085,879
Asset retirement obligations	411,121	409,705
Accrued pension benefits	68,539	67,630
Accrued postretirement benefits other than pension	44,279	45,086
Accrued workers’ compensation	82,014	81,629
Deferred income taxes	484,130	664,182
Other noncurrent liabilities	205,557	221,030
Total liabilities	6,949,801	7,152,210

Stockholders’ equity
Common Stock	2,141	2,141
Paid-in capital	3,035,732	3,026,823
Treasury stock, at cost	(53,848)	(53,848)
Accumulated deficit	(393,765)	(104,042)
Accumulated other comprehensive loss	(8,606)	(16,507)
Total stockholders’ equity	2,581,654	2,854,567
Total liabilities and stockholders’ equity	$9,531,455	$10,006,777

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended September 30,
	2013	2012
	(Unaudited)
Operating activities
Net loss	$(270,618)	$(388,264)
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	348,863	399,672
Amortization of acquired sales contracts, net	(7,587)	(22,561)
Amortization relating to financing activities	18,525	14,345
Prepaid royalties expensed	11,973	19,802
Employee stock-based compensation expense	8,909	9,435
Asset impairment and noncash mine closure costs	220,879	501,942
Amortization of premiums on debt securities held	3,679	—
Gain on sale of Canyon Fuel	(115,679)	—
Goodwill impairment	—	115,791
Net loss resulting from early retirement of debt and financing activities	—	19,042
Changes in:
Receivables	72,436	102,252
Inventories	21,387	(16,635)
Coal derivative assets and liabilities	(1,568)	(29,523)
Accounts payable, accrued expenses and other current liabilities	19,287	(51,968)
Income taxes, net	787	22,048
Deferred income taxes	(184,418)	(255,530)
Other	39,737	(83,453)
Cash provided by operating activities	186,592	356,395

Investing activities
Capital expenditures	(223,168)	(303,968)
Minimum royalty payments	(10,901)	(9,192)
Proceeds from dispositions of property, plant and equipment	8,799	22,624
Proceeds from sale-leaseback transactions	34,919	—
Proceeds from sale of Canyon Fuel	422,663	—
Purchases of short term investments	(85,418)	(99,628)
Proceeds from sales of short term investments	67,255	—
Investments in and advances to affiliates	(11,124)	(12,685)
Purchase of noncontrolling interest	—	(17,500)
Change in restricted cash	3,453	6,872
Cash provided by (used in) investing activities	206,478	(413,477)

Financing activities
Proceeds from issuance of term loan	—	1,386,000
Payments on term loan	(12,375)	(3,500)
Payments to retire debt	(384)	(452,806)
Net decrease in borrowings under lines of credit	—	(381,300)
Net payments on other debt	(12,700)	(13,078)
Debt financing costs	—	(34,686)
Dividends paid	(19,105)	(36,072)
Proceeds from exercise of options under incentive plans	—	5,131
Cash provided by (used in) financing activities	(44,564)	469,689

Increase in cash and cash equivalents	348,506	412,607
Cash and cash equivalents, beginning of period	784,622	138,149

Cash and cash equivalents, end of period	$1,133,128	$550,756

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	September 30,	December 31,
	2013	2012
	(Unaudited)

Term loan ($1.63 billion face value) due 2018	$1,617,097	$1,627,384
8.75% senior notes ($600.0 million face value) due 2016	592,646	590,999
7.00% senior notes due 2019 at par	1,000,000	1,000,000
9.875% senior notes ($375.0 million face value) due 2019	361,779	360,042
7.25% senior notes due 2020 at par	500,000	500,000
7.25% senior notes due 2021 at par	1,000,000	1,000,000
Other	25,912	40,350
	5,097,434	5,118,775
Less: current maturities of debt	23,050	32,896
Long-term debt	$5,074,384	$5,085,879

Calculation of net debt
Total debt	$5,097,434	$5,118,775
Less liquid assets
Cash and cash equivalents	1,133,128	784,622
Short term investments	248,724	234,305
	1,381,852	1,018,927
Net debt	$3,715,582	$4,099,848

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income and cash flows as reported under GAAP.

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, and the amortization of acquired sales contracts.   Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate our operating performance. In addition, acquisition related expenses are excluded to make results more comparable between periods.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended September 30,
	2013			2012
	Continuing Operations	Discontinued Operations	Total Company	Continuing Operations	Discontinued Operations	Total Company
	(Unaudited)
Income (loss)	$(207,767)	$79,404	$(128,363)	$24,673	$21,078	$45,751
Income tax (benefit) expense	(121,913)	39,704	(82,209)	20,318	(4,360)	15,958
Interest expense, net	94,927	5	94,932	74,251	—	74,251
Depreciation, depletion and amortization	106,323	4,872	111,195	118,942	7,896	126,838
Amortization of acquired sales contracts, net	(2,568)	—	(2,568)	(4,093)	—	(4,093)
Asset impairment and mine closure costs	200,397	—	200,397	(2,144)	(50)	(2,194)

Adjusted EBITDA	$69,399	$123,985	$193,384	$231,947	$24,564	$256,511

	Nine Months Ended September 30,
	2013			2012
	Continuing Operations	Discontinued Operations	Total Company	Continuing Operations	Discontinued Operations	Total Company
	(Unaudited)
Income (loss)	$(372,434)	$101,816	$(270,618)	$(431,882)	$43,618	$(388,264)
Income tax (benefit) expense	(230,734)	46,029	(184,705)	(262,656)	7,293	(255,363)
Interest expense, net	280,705	26	280,731	225,642	—	225,642
Depreciation, depletion and amortization	327,601	21,262	348,863	374,631	25,041	399,672
Amortization of acquired sales contracts, net	(7,587)	—	(7,587)	(22,561)	—	(22,561)
Asset impairment and mine closure costs	220,879	—	220,879	523,439	129	523,568
Goodwill impairment	—	—	—	115,791	—	115,791
Other nonoperating expenses	—	—	—	19,042	—	19,042
Net income attributable to noncontrolling interest	—	—	—	(268)	—	(268)

Adjusted EBITDA	$218,430	$169,133	$387,563	$541,178	$76,081	$617,259

Adjusted net income (loss) and adjusted diluted earnings (loss) per share

Adjusted net income (loss) and adjusted diluted earnings (loss) per common share are adjusted for the after-tax impact of acquisition related costs and are not measures of financial performance in accordance with generally accepted accounting principles.  We believe that adjusted net income (loss) and adjusted diluted earnings (loss) per common share better reflect the trend of our future results by excluding items relating to significant transactions. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, adjusted net income (loss) and adjusted diluted earnings (loss) per share should not be considered in isolation, nor as an alternative to net income (loss) or diluted income (loss) per common share under generally accepted accounting principles.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)
Net income (loss) attributable to Arch Coal	$(128,363)	$45,751	$(270,618)	$(388,532)

Amortization of acquired sales contracts, net	(2,568)	(4,093)	(7,587)	(22,561)
Asset impairment and mine closure costs	200,397	(2,194)	220,879	523,568
Goodwill impairment	—	—	—	115,791
Other nonoperating expenses	—	—	—	19,042
Tax impact of adjustments	(71,218)	2,326	(76,785)	(235,261)

Adjusted net income (loss) attributable to Arch Coal	$(1,752)	$41,790	$(134,111)	$12,047

Diluted weighted average shares outstanding	212,111	212,076	212,085	211,931

Diluted earnings (loss) per share attributable to Arch Coal	$(0.61)	$0.22	$(1.28)	$(1.83)

Amortization of acquired sales contracts, net	(0.01)	(0.02)	(0.03)	(0.11)
Asset impairment and mine closure costs	0.95	(0.01)	1.04	2.47
Goodwill impairment	—	—	—	0.55
Other nonoperating expenses	—	—	—	0.09
Tax impact of adjustments	(0.34)	0.01	(0.36)	(1.11)
Adjusted diluted earnings (loss) per share	$(0.01)	$0.20	$(0.63)	$0.06